Instil Bio Announces Appointment of Tim Moore as Chief Operating Officer

DALLAS, TX, September 6, 2022 (GLOBE NEWSWIRE) Instil Bio, Inc. (“Instil”) (NASDAQ: TIL), a clinical-stage biopharmaceutical company focused on developing tumor infiltrating lymphocyte, or TIL, therapies for the treatment of patients with cancer, today announced the appointment of Tim Moore to the role of Chief Operating Officer.

Tim Moore has more than three decades of leadership experience in biopharmaceutical manufacturing and operations, including at Genentech, Kite and most recently PACT Pharma. From 2016 to 2019, Mr. Moore was Executive Vice President, Technical Operations at Kite Pharma, where he was responsible for technical operations and successfully launched Yescarta®, one of the first FDA-approved CAR-T cell therapies. Prior to Instil, Mr. Moore was the President and Chief Operating Officer of PACT Pharma, a cell therapy company focusing on neo-antigen directed TCR-T cell therapy.

“We are pleased to add another seasoned biotech veteran with deep cell therapy manufacturing and development experience to our executive leadership team,” said Bronson Crouch, CEO of Instil Bio. “Tim’s prior leadership in successfully developing and launching Yescarta® adds to our executive team’s already significant expertise in cell therapy.”

“Instil Bio has built an industry-leading team of cell therapy experts whom I am honored and excited to lead in my role as Chief Operating Officer,” said Tim Moore, Chief Operating Officer of Instil Bio. “With a compelling pipeline of potential therapies, extensive cell therapy experience, and our operational and manufacturing infrastructure, we believe we have a unique opportunity to be the leaders in solid tumor cell therapy.”

Tim Moore Biography

Prior to joining Instil Bio, Mr. Moore served as the President and Chief Operating Officer at PACT Pharma since April of 2020, and as the company’s President and Chief Technology Officer since October of 2019. Before joining PACT, he served as Executive Vice President, Technical Operations at Kite, a Gilead Company, since March of 2016. During this time Mr. Moore was responsible for overseeing the process development, manufacturing, quality and supply chain for the launch of Yescarta®, one of the first CAR T therapies to be developed, manufactured and commercialized, as well as advancement of the Kite pipeline. In addition, Mr. Moore globally expanded the biopharmaceutical operations to serve and support the US and EU as well as key partners in Asia. Prior to Kite, Mr. Moore served as the Senior Vice President, Head of Global Technical Operations – Biologics of Genentech, Inc. and as a member of the Genentech Executive Committee since 2010. In this role, Mr. Moore oversaw global leadership for more than 7,500 professionals across 10 internal sites and over 37 contract manufacturing organizations, as well as global manufacturing and end-to-end quality supply performance of more than 20 biological product families. Prior to that, Mr. Moore was Genentech’s Senior Vice President, Global Supply Chain and Global Engineering from 2007 to 2010. Previously, Mr. Moore served as Vice President, Operations at ZLB Behring (formerly Aventis Behring). He is currently a member of ISPE, PDA and has been a part of the Executive Committee of BioPhorum and serves as a Board member for Cerus and BioLife Solutions. Mr. Moore received a B.S. in Chemical Engineering from Tulsa University and a M.S. in Engineering Management from Northwestern University.

About Instil Bio
Instil Bio, Inc. (Nasdaq: TIL) is a clinical-stage biopharmaceutical company focused on developing tumor infiltrating lymphocyte, or TIL, therapies for the treatment of patients with cancer. Instil has assembled an accomplished management team with a successful track record in the development, manufacture, and commercialization of cell therapies. Using Instil's proprietary, optimized, and scalable manufacturing processes at its in-house manufacturing facilities, Instil is advancing its lead TIL product candidate, ITIL-168, for the treatment of advanced melanoma and other solid tumors as well as ITIL-306, a next-generation, genetically-engineered TIL therapy using the CoStAR platform, for multiple solid tumors. For more information visit www.instilbio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “future,” “intends,” “potential,” “projects,” and “will” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning or implying our pipeline of potential therapies, our opportunity to be a leader in solid tumor cell therapy, and other statements that are not historical fact. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements, including risks and uncertainties associated with the costly and time-consuming cell therapy product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating, enrolling, reporting data from or completing clinical studies, as well as the risks that results obtained in clinical trials to date may not be indicative of results obtained in ongoing or future trials and that Instil’s product candidates may otherwise not be effective treatments in their planned indications; the ongoing COVID-19 pandemic, which could materially and adversely affect Instil’s business and operations, including Instil’s ability to timely initiate, enroll and complete its ongoing and future clinical trials; the time-consuming and uncertain regulatory approval process; risks inherent in manufacturing and testing of cell therapy products; the sufficiency of Instil’s cash resources, and other risks and uncertainties affecting Instil and its development programs, including those discussed in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Contacts:

Janhavi Mohite Stern Investor Relations 1-212-362-1200 janhavi.mohite@sternir.com	Investor Relations 1-972-499-3350 investorrelations@instilbio.com www.instilbio.com